UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report  (Date of earliest event reported) February 23, 2009

ARES CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	000-50697	33-1089684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

280 Park Avenue, 22nd Floor, Building East, New York, NY 10017

(Address of Principal Executive Offices)   (Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 23, 2009, the Board of Directors of Ares Capital Corporation, a Maryland corporation (the “Company”) adopted a revised dividend reinvestment plan (the “Plan”).  The changes to the Plan were technical in nature and, among other things, clarify that the terms of the Plan apply only to the cash portion of any dividend or distribution.  The amendments will become effective on April 30, 2009 with respect to dividends paid thereafter.

Descriptions of the amended Plan in this current report are qualified in their entirety by reference to a copy of such document that is filed as Exhibit 10.1 to this current report and incorporated by reference herein.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On and effective as of February 26, 2009, the Board increased the size of the Board from five to seven members and appointed Michael J. Arougheti, President of the Company, as an interested Class I director and Gregory W. Penske as an independent Class II director to fill the vacancies created by such increase.

Mr. Penske will receive the same level of benefits, including compensation, as those provided to the other independent directors, as described in detail in the Company’s other filings with the SEC.

Mr. Penske has served as President and CEO of Penske Motor Group, Inc., an automotive group that owns and operates Toyota, Lexus and Scion dealerships in California, since 1993.  Mr. Penske was the former President and CEO of Penske Motorsports, Inc., which operated racetracks across the country.  Penske Motorsports, Inc. was publicly traded on the NASDAQ exchange and was thereafter sold to International Speedway Corporation in 1999.  Mr. Penske serves as a member of the boards of directors for Penske Corporation, the Los Angeles Sports Council and Friends of Golf, Inc., and is on the Board of Trustees for the John Thomas Dye School.  He is a member of the Toyota Parts and Service Advisory Council, the Toyota President’s Cabinet, and the Toyota Board of Governors.  Mr. Penske is also a former member of the boards of directors of the Alltel Corporation, International Speedway Corporation and the Southern California Committee for the Olympic Games.  Mr. Penske holds a BS in Business from Cornell University.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On and effective as of February 23, 2009, the Board adopted the Second Amended and Restated Bylaws (the “Amended Bylaws”) of the Company.  The Amended Bylaws (i) provide that the annual meeting of stockholders may be held on any date and time set by the Board (removing the requirement that the annual meeting of stockholders occur in the month of May), (ii) expand the “advance notice” provisions governing the information stockholders are required to provide to the Company in connection with stockholder proposals (including director nominees) (but do not affect a stockholder’s right to submit proposals for inclusion in the Company’s proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended), including requiring disclosure of a stockholder proponent’s hedging activities and that such stockholder update (upon request) information provided to the Company and notify the Company of any change in such information, and (iii) reflect certain technical amendments to, among other things, (a) clarify procedures by which special meetings can be requested by stockholders; (b) clarify that the Company may electronically transmit and “household” notices of stockholders meetings to stockholders; (c) clarify that an irregularity in providing notice of stockholders meetings to stockholders will not affect the validity of any meeting fixed in accordance with the Amended Bylaws or the validity of any proceedings at any such meeting; (d) expressly permit the Company to postpone or cancel a stockholders meeting by making a public announcement; (e) clarify the ability of the Board and of stockholders to ratify past acts, constituting a bar to certain claims in respect of such acts; (f) provide for procedural flexibility in emergency conditions; (g) clarify that directors’ and officers’ rights to indemnification and advancement of expenses from the Company vest immediately upon election; and (h) remove and revise certain outdated provisions.

The preceding summary of the changes effected by the adoption of the Amended Bylaws is qualified in its entirety by reference to a copy of the Amended Bylaws filed as Exhibit 3.1 to this current report and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit Number	Description
3.1	Second Amended and Restated Bylaws
10.1	Dividend Reinvestment Plan, effective as of April 30, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES CAPITAL CORPORATION

Date: February 27, 2009

	By:	/s/ Richard S. Davis
	Name:	Richard S. Davis
	Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Description
3.1	Second Amended and Restated Bylaws
10.1	Dividend Reinvestment Plan, effective as of April 30, 2009